EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PokerTek, Inc. (a corporation in the development stage) of our report dated May 10, 2005, relating to our audits of the financial statements which appear in the Registration Statement on Form S-1, as amended (No. 333-127181) of PokerTek, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholder’s equity (deficit) and cash flows for the year ended December 31, 2004 and the period from August 22, 2003 (date of inception) to December 31, 2003.

/s/ McGladrey & Pullen LLP

Charlotte, North Carolina
October 20, 2005